UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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MRO SOFTWARE, INC.

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Filed by MRO Software, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: MRO Software, Inc.
Commission File No.: 0-23852
The following items are provided:
1. E-mail to MRO customers
2. E-mail to MRO Software Advisory Council Members

1.       E-mail to MRO customers
On August 3, 2006 MRO Software announced that it has agreed to be acquired by IBM, the world’s largest consulting, services and information technology company.
With the anticipated completion of this acquisition later this fall, MRO Software will become a unit within IBM’s Tivoli division. With the added resources of IBM, we look forward to continuing our commitment to you our customers and to developing, delivering and supporting the industry’s best asset and service management solutions. With the clout of IBM’s global presence and vast resources, we have a greater opportunity to leverage the well-known Maximo name in the EAM market and grow our ITSM solution through and with IBM’s breadth of offerings. Going forward, we will build on our long and successful history of working with IBM on customer implementations. IBM’s Global Services has more than 450 EAM consultants globally and we have jointly delivered more than 80 Maximo implementations within the past 10 years.
Our breakthrough technology for IT and service management gained the attention of IBM, and as a result of this agreement, we’ve also validated our long history of leadership in the enterprise asset management space. By combining our unique heritage, technology and functionality with the world’s largest consulting, services and information technology company we have effectively positioned the combined company as the only one to address the unique market represented by the convergence of industrial and IT assets. We’re looking forward to working with you to deliver the next phase of asset and service management functionality.
I want to tell you why I think this is such exciting news for us and in turn, you our customer. As a unit of a larger organization, we are immediately in a more competitive position and can now provide you with a more complete global solution. Our two companies share a common vision, a successful history of working together and a commitment to success. MRO Software’s existing management team will remain in place and we want to stress that this is “business as usual” as we go forward.
I want to emphasize how important it is for us to continue to support our customers. IBM recognizes the criticality of you, our customer base, and is committed to ensure that you continue to get the industry’s best asset and service management solutions. IBM has agreed to support our existing product roadmap for the future functionality of Maximo including our industry solutions. We remain today as committed to our customer base as were before this news. In fact we’re in a better position to provide the solutions you need as a division of IBM. The customer care, support, professional services, and sales organizations will continue to work with you to meet your needs.

I’ve included a copy of the press release announcing this news and a few FAQ’s. I realize that some of you may have questions about this acquisition that are not answered in this email. We will be sharing more information in the coming days and weeks with you through your contacts within MRO Software. We hope you all share our excitement about this winning combination. We believe that you will benefit from the positive changes that are the result of this new organization.
Release:
http://www.mro.com/corporate/mro/news_press_ibm.php
FAQ:
http://www.mro.com/corporate/mro/news_press_ibm_faq.php
Regards,
Bill Sawyer
Executive Vice President, Operations
MRO Software
© 2006, MRO Software, Inc.
From our website:
A LETTER TO OUR CUSTOMERS
On August 3, 2006 MRO Software announced that it has agreed to be acquired by IBM, the world’s largest consulting, services and information technology company.
With the anticipated completion of this acquisition later this fall, MRO Software will become a unit within IBM’s Tivoli division. With the added resources of IBM, we look forward to continuing our commitment to you our customers and to developing, delivering and supporting the industry’s best asset and service management solutions. With the clout of IBM’s global presence and vast resources, we have a greater opportunity to leverage the well-known Maximo name in the EAM market and grow our ITSM solution through and with IBM’s breadth of offerings. Going forward, we will build on our long and successful history of working with IBM on customer implementations. IBM’s Global Services has more than 450 EAM consultants globally and we have jointly delivered more than 80 Maximo implementations within the past 10 years.
Our breakthrough technology for IT and service management gained the attention of IBM, and as a result of this agreement, we’ve also validated our long history of leadership in the enterprise asset management space. By combining our unique heritage, technology and functionality with the world’s largest consulting, services and information technology company we have effectively positioned the combined company as the only one to address the unique market represented by the convergence of industrial and IT assets. We’re looking forward to working with you to deliver the next phase of asset and service management functionality.
I want to tell you why I think this is such exciting news for us and in turn, you our customer. As a unit of a larger organization, we are immediately in a more competitive position and can now provide you with a more complete global solution. Our two companies share a common vision, a successful history of working together and a commitment to success. MRO Software’s existing management team will remain in place and we want to stress that this is “business as usual” as we go forward.
I want to emphasize how important it is for us to continue to support our customers. IBM recognizes the criticality of you, our customer base, and is committed to ensure that you continue to get the industry’s best asset and service management solutions. IBM has agreed to support our existing product roadmap for the future functionality of Maximo including our industry solutions. We remain today as committed to our customer base as were before this news. In fact we’re in a better position to provide the solutions you need as a division of IBM. The customer care, support, professional services, and sales organizations will continue to work with you to meet your needs.
I’ve included a copy of the press release announcing this news and a few FAQs. I realize that some of you may have questions about this acquisition that are not answered in this email. We will be sharing more information in the coming days and weeks with you through your contacts within MRO Software.
We hope you all share our excitement about this winning combination. We believe that you will benefit from the positive changes that are the result of this new organization.
Regards,
Bill Sawyer
Executive Vice President, Operations
MRO Software

MRO Software, Inc., 100 Crosby Drive, Bedford, MA 01730 T: 781.280.2000 F: 781.280.0207
2.      E-mail to MRO Software Advisory Council Members

Dear MRO Software Advisory Council Member:
IBM and MRO Software (Nasdaq: MROI) yesterday announced the two companies have entered into a definitive agreement for IBM to acquire MRO Software, a publicly-held company based in Bedford, MA. The acquisition is subject to MRO Software shareholder approval and regulatory reviews and other customary closing conditions. It is expected to close in 4Q 2006.
“In a recent IBM study, 40 percent of global CEOs stated that asset utilization is one of the top three focus areas for boosting financial performance,” said Al Zollar, general manager, IBM Tivoli Software. “MRO Software is a powerful addition to IBM’s portfolio of software and services. This acquisition will provide companies with a single view into all of their assets, helping them maximize efficiencies, drive productivity, and innovate across their business processes.”
“As technology increasingly becomes the backbone for all business operations, companies require the ability to efficiently manage both industrial and technology assets,” said Chip Drapeau, president and CEO, MRO Software. “The IBM acquisition opens a world of opportunity for our clients and our employees. By integrating our asset management capabilities with IBM, a leader in IT management software and asset management consulting, we can offer our customers a complete asset management solution on a global scale.”
This is an exciting development that builds upon the strong, existing business partnership between our two companies. We believe that the pending acquisition creates attractive new business opportunities for you and your organization. Our companies share a common vision for delivering asset and IT service management solutions to our joint customers and prospects worldwide.
As an MRO Software Advisory Council Member we wanted to inform you of this important event for the company. We hope you share in our excitement as we embark on this new venture. Thank you for your support and we look forward to continuing our strong partnership as MRO Software becomes part of the IBM organization.
Sincerely,

Patti Foye	Bill Sawyer	Jack Young	Johan Arts